EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Insignia Solutions plc, of our report dated January 20, 2002, with the exception of the qualification of our opinion relating to the Company’s ability to continue as a going concern which is dated October 31, 2002, relating to the consolidated financial statements, which appears in Insignia Solutions plc’s Registration Statement on Form S-1 dated October 31, 2002.  We also consent to the incorporation by reference of our report dated January 20, 2002, relating to the consolidated financial statement schedules, which appears in Insignia Solutions plc’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California

November 1, 2002